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FOR IMMEDIATE RELEASE:                                                    NEWS
January 27, 2003                                                   NASDAQ-CMED


                     COLORADO MEDTECH, INC. PROVIDES FURTHER
                   DETAILS ON SALE OF ITS COLORADO OPERATIONS

BOULDER, Colorado -- Colorado MEDtech, Inc. (NASDAQ -- CMED), today provided further detail regarding the recently completed sale of its Colorado operations to HEI, Inc.

The operations sold were at the Company's Boulder facility, and the sale will not affect the Company's CIVCO Medical Instruments subsidiary. The sale comes after the Board of Directors of the Company considered a full range of strategic alternatives for the Colorado operations. The Company is continuing the process of seeking buyers for the entire Company or its CIVCO Medical Instruments subsidiary.

In the transaction, Colorado MEDtech received from HEI 1,000,000 shares of HEI common stock and a subordinated debenture in the amount of $2,600,000. In addition, HEI assumed certain obligations, including the lease for the Colorado operations facility, warranty obligations and certain customer deposit obligations. Colorado MEDtech transferred to HEI the operating assets associated with its Colorado operations, including inventory, property and equipment, unbilled services, prepaid and other expenses, and a total of $5.6 million of cash.

The operations sold accounted for approximately $7.4 million (52%) of the Company's revenue in the quarter ended September 30, 2002, and the operations disposed had an associated loss from operations during such quarter of $2.1 million. During the fiscal year ended June 30, 2002, the operations sold accounted for approximately $46.3 million (65%) of the Company's revenue, and were associated with a loss from operations of $11.6 million. After the transaction, the Company has approximately $4.6million in cash and short term investments. The sale does not have any impact on the CIVCO Medical Instruments operations. During the quarter ended September 30, 2002, CIVCO had revenues of approximately $6.7 million (48% of the Company's total), and generated income from operations during such quarter of $1.5 million. During the fiscal year ended June 30, 2002, CIVCO had revenues of approximately $24.4 million (35% of the Company's total), and generated income from operations of $6.4 million.

Colorado MEDtech, Inc., through its CIVCO Medical Instruments Co., Inc. subsidiary, is a full service developer and manufacturer of medical devices and equipment for the ultrasound and minimally invasive OEM and end-user markets.

Forward-Looking Statements

The statements in this news release that are not historical facts, including those regarding strategic alternatives, are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates," "may," "will," "should," "anticipated," "expected" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the risk that the Company may be unable to successfully complete the sale of the Company or its CIVCO Medical Instruments subsidiary, the risk that the Company's existing level of orders may not be indicative of the level or trend of future orders, the risk that the Company



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may not successfully complete the work encompassed by current or future orders, the risk that unforeseen technical or production difficulties may adversely impact project timing and financial performance, the risk of an adverse result in pending or potential litigation, the risks associated with regulation by the Federal Food and Drug Administration including compliance with the Quality System Regulation, the risk that acquired companies cannot be successfully integrated with the Company's existing operations and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the Company is dependent. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.


                                    CONTACTS:


Colorado MEDtech, Inc.
Stephen K. Onody, President and CEO           Telephone:            303.530.2660
Gregory A. Gould, CFO                         Fax:                  303.581.1010
Website: www.cmed.com                         Email:           cmedinfo@cmed.com